AMENDMENT NO. 3

TO THE THIRD AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

This Amendment No. 3 (the “Amendment”) to the Third Amended and Restated Agreement and Declaration of Trust of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) (the “Trust”) amends, effective March 31, 2021, the Third Amended and Restated Agreement and Declaration of Trust of the Trust dated as of April 11, 2017, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Premier Tax-Exempt Portfolio;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2.	All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of January 22, 2021.

By:	/s/ Jeffrey H. Kupor
Name:	Jeffrey H. Kupor
Title:	Chief Legal Officer, Senior Vice President &
Secretary

EXHIBIT 1

“SCHEDULE A

OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF PORTFOLIO
Invesco Premier Portfolio	Institutional Class Investor Class Personal Investment Class Private Investment Class Reserve Class Resource Class

Invesco Premier U.S. Government Money Portfolio	Institutional Class Investor Class”

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